UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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NEPHROS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We invite you to attend our annual meeting of stockholders at 9:00 a.m. on May 22, 2007 at the offices of Kramer Levin Naftalis & Frankel LLP located at 1177 Avenue of the Americas in New York, New York. At the meeting, you will hear a report on our operations and have a chance to meet certain of our directors and executive officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our directors and executive officers.

Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

We look forward to seeing you on the 22nd of May.

Sincerely yours,

                                                                        /s/ Norman J. Barta
Norman J. Barta
Chief Executive Officer &
President

April 30, 2007

NEPHROS, INC.
3960 BROADWAY
NEW YORK, NEW YORK 10032
___________________

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2007

Notice is hereby given that the Annual Meeting of Stockholders of Nephros, Inc. will be held at 9:00 a.m. on Wednesday, May 22, 2007, at the offices of Kramer Levin Naftalis & Frankel LLP located at 1177 Avenue of the Americas in New York, New York, for the following purposes:

1.	To elect three directors for a term of three years;
2.	To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2007;
3.	To approve the potential issuance of the company’s common stock upon conversion of certain notes and exercise of certain warrants;
4.	To approve an amendment to the Fourth Amended and Restated Certificate of Incorporation that increases the number of authorized shares of common stock from 25,000,000 to 40,000,000;
5.
To approve an amendment to the Nephros, Inc. 2004 Stock Incentive Plan that increases the total number of shares of common stock that may be granted pursuant to awards under the Plan from 800,000 to 1,300,000;

6.	To approve an amendment to the Fourth Amended and Restated Certificate of Incorporation to repeal a restriction on stockholder action without a meeting; and
7.	To transact such other business as may properly come before the meeting and any adjournments thereof. We are currently unaware of any additional business to be presented at the meeting.

     You must own shares at the close of business on April 27, 2007 to vote at the meeting.

 In order that your shares may be represented at the meeting in case you are not personally present, please complete, sign and date the enclosed proxy/voting card and return it as soon as possible in the enclosed addressed envelope. If you attend the meeting, you may vote your shares in person, even if you have signed and returned the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

/s/ Norman J. Barta
Norman J. Barta
President
Chief Executive Officer,
Corporate Secretary
April 30, 2007

TABLE OF CONTENTS

                                                                                                        Page

GENERAL INFORMATION                                                                                                                                      1

PROPOSAL 1: ELECTION OF DIRECTORS                                                                                                   2

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS                                                                              3

GOVERNANCE OF THE COMPANY                                                                                                                              5

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (“RPAF”)                                                                                                                             9

PROPOSAL 3: APPROVAL OF THE POTENTIAL ISSUANCE OF THE COMPANY’S COMMON STOCK UPON CONVERSION OF CERTAIN NOTES
AND EXERCISE OF CERTAIN WARRANTS                                                                                                            10

PROPOSAL 4: APPROVAL OF AMENDMENT TO FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK                                                                                                13

PROPOSAL 5: AMENDMENT TO THE NEPHROS, INC. 2004 STOCK
INCENTIVE PLAN                                                                                                                   14

PROPOSAL 6: APPROVAL OF AMENDMENT TO FOURTH AMENDED
AND RESTATED CERTIFICATE OF INCORPORATION TO REPEAL A RESTRICTION ON STOCKHOLDER ACTION WITHOUT A MEETING                             18

AUDIT COMMITTEE REPORT                                                                                            19

EXECUTIVE COMPENSATION                                                                                            20

EQUITY COMPENSATION PLAN INFORMATION                                                                                         22

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                                                                   22

PRINCIPAL STOCKHOLDERS AND SHAREHOLDINGS OF MANAGEMENT                                                                   22

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RELATIONSHIPS                                                                  24

        Compensation Committee Interlocks and Insider Participation                                                                       24

Employment Agreements                                                                                                                                                        24

CERTAIN TRANSACTIONS                                                                                                 26

OTHER MATTERS                                                                                                                          26

GENERAL INFORMATION

Stockholders entitled to vote

Stockholders of Nephros, Inc. (“Nephros” or the “Company”), as recorded on our stock register as of the close of business on April 27, 2007, may vote at the meeting. As of April 27, 2007, we had 12,317,992 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter of business considered at the meeting.

Mailing of proxy statement and form of proxy

This proxy statement and the accompanying form of proxy are being mailed on or around May 4, 2007, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully. Our annual report on Form 10-KSB for fiscal 2006 is being mailed to stockholders together with this proxy statement.

How proxies work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

You may vote for or against each of our director candidates. The election of each nominee for director requires a plurality of votes cast. Accordingly, abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which brokers or nominees do not have discretionary power) will not affect the outcome of the election.

The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve the amendment to the Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Abstentions and broker non-votes will have the same effect as votes against such proposal.

The affirmative vote of eighty percent (80%) of the outstanding shares of Common Stock will be required to approve the amendment to the Fourth Amended and Restated Certificate of Incorporation to repeal a restriction on stockholder action without a meeting. Abstentions and broker non-votes will have the same effect as votes against such proposal.

You may vote for, vote against or abstain from voting for each of the proposals to ratify the appointment by the Audit Committee of our Independent Registered Public Accounting Firm, the amendment to the Nephros, Inc. 2004 Stock Incentive Plan and the potential issuance of shares of our common stock upon conversion of certain notes and exercise of certain warrants. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required for approval of these matters. On these matters, abstentions will have the same effect as a negative vote. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of these matters.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares IN FAVOR of our director candidates, and IN FAVOR of the ratification of the appointment by the Audit Committee of our Independent Registered Public Accounting Firm, IN FAVOR of the potential issuance of our common stock upon conversion of certain notes and exercise of certain warrants, IN FAVOR of the amendment to our Fourth Amended and Restated Certificate of Incorporation to increase our authorized common stock, IN FAVOR of the amendment to the Nephros, Inc. 2004 Stock Incentive Plan and IN FAVOR of the amendment to our Fourth Amended and Restated Certificate of Incorporation to repeal certain restrictions on stockholder action without a meeting and in our proxies’ discretion on such other matters as may properly be raised at the meeting.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote those shares.

Revoking a proxy

You may revoke your proxy by sending in a new proxy card with a later date or by sending written notice of revocation to our corporate secretary at our principal executive offices. If you attend the meeting, you may revoke in writing previously submitted proxies and vote in person.

Quorum

A majority of the voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum, whether present in person or by proxy. If you want to vote in person at the annual meeting, and you hold your Nephros stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal.

Attending in person

Only stockholders, their proxy holders and our guests may attend the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

At the meeting, three directors will each be elected to serve a three-year term that will expire at the close of our annual meeting to be held during 2010. The shares represented by the enclosed proxy will be voted to elect as directors the nominees named below, unless a vote is withheld for an individual nominee. If a nominee cannot or will not serve as a director (which events are not anticipated), the shares represented by the enclosed proxy may be voted for another person as determined by the holder of the proxies.

Board Structure
The number of directors constituting our Board of Directors is currently nine. As of the date hereof, our board currently has one vacancy, which was created by the April 30, 2007 resignation of Donald G. Drapkin. We expect that prior to the annual meeting, our remaining directors, with the guidance of our Nominating and Corporate Governance Committee, will eliminate such vacancy either by electing a new director or by reducing the number of directors that constitute our whole board. Our directors are divided into three classes. Directors in each class serve a term of three years. At each annual meeting, the term of one class expires. Our Class III Directors, whose terms expire at the conclusion of this annual meeting, are Norman J. Barta, Lawrence J. Centella and Dr. Eric A. Rose.

Board Nominees

The Board of Directors has nominated Norman J. Barta, Lawrence J. Centella and Dr. Eric A. Rose for re-election as directors. Each director nominee would serve a three-year term expiring at the close of our annual meeting to be held during 2010. Biographical information on each of the nominees is furnished below under “Directors, Director Nominees and Executive Officers.”

Vote Required

The three nominees receiving the highest number of votes cast for them at the meeting will be elected to serve for a term of three years, or until their successors are duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION (ITEM 1 OF THE ENCLOSED PROXY CARD) OF MR. BARTA, MR. CENTELLA AND DR. ROSE AS DIRECTORS.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following information is furnished with regard to the directors, the director nominees and the executive officers as of April 30, 2007.

Name	Age	Position	Director Since	Term Expires
William J. Fox	50	Executive Chairman of the Board and Class II Director	2004	2009
Eric A. Rose, M.D	56	Lead Director of the Board and Class III Director	1997	2007
Norman J. Barta	50	President, Chief Executive Officer and Class III Director	2002	2007
Lawrence J. Centella(1)(2)(3)	66	Class III Director	2001	2007
Howard Davis	51	Class I Director	2004	2008
Bernard Salick, M.D.(2)	67	Class I Director	2005	2008
W. Townsend Ziebold, Jr.(2)(3)	45	Class I Director	1999	2008
Judy Slotkin(1)	54	Class II Director	2006	2009
Mark W. Lerner	53	Chief Financial Officer	N/A	N/A

(1)	Member of the Audit Committee of the Board
(2)	Member of the Compensation Committee of the Board
(3)	Member of the Nominating and Corporate Governance Committee of the Board

William J. Fox, since August 2006, has served as Executive Chairman of the Board and as a director of our company since September 2004. Mr. Fox served as President and Chief Executive Officer and a director of LQ Corporation, Inc. from October 2004 to May 2006 and as President and Chief Executive Officer and a director of Dynabazaar Inc. from December 2004 to May 2006. Mr. Fox was also Vice Chairman of Barington Capital Group and its affiliates until May 2006. From February 1999 until October 2004, Mr. Fox served as chairman, president, chief executive officer and a director of AKI, Inc. and president, chief executive officer and a director of AKI Holdings, Inc., a marketing and interactive advertising company. Prior to that, Mr. Fox served as president of Strategic and Corporate Development for Revlon Worldwide and chief executive officer of Revlon Technologies. From 1994 to April 1999, Mr. Fox served as a director, and from 1997 to 1999, Mr. Fox served as senior executive vice president, of both Revlon Inc. and Revlon Consumer Products Corporation. For the five years ending 1999, Mr. Fox was also senior vice president of MacAndrews & Forbes Holdings, Inc. Mr. Fox served as non-executive co-chairman of the board and a director of Loehmann’s Holding Inc. from October 2000 through October 2004 and has served as vice-chairman of the board and a director of Hain Food Group, Inc. Mr. Fox is a nominee as a director of Lamson & Sessions Co. Mr. Fox received a B.B.A., magna cum laude, in Public Accounting from Pace University and an M.B.A., with distinction, from Pace University Graduate School.

Eric A. Rose, M.D. has served as our lead director since August 2006, and as chairman of our Board of Directors from 1997 until 2006 and a director since our inception in 1997. Dr. Rose served as our president and chief executive officer from May 1999 until July 2002. Dr. Rose has been Executive Vice President Life Sciences of MacAndrews & Forbes Holdings Inc. since March 2007 and Chairman & Chief Executive Officer of SIGA Technologies, Inc. (“SIGA”), a publicly-traded biotechnology company focused on the design and development of novel products for the prevention and treatment of serious infectious diseases, since March 2007. Since 1994, Dr. Rose has been the Morris and Rose Millstein/Johnson & Johnson Professor and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons, and Surgeon in Chief at the Columbia Presbyterian Medical Center. Beginning March 2007, Dr. Rose is on leave from this position. Dr. Rose is a director of the following corporations which are required to file reports pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”): SIGA and Keryx Biopharmaceuticals, Inc. Dr. Rose is also a director of PharmaCore, Inc., TransTech Pharma, Inc. and a former director of Nexell Therapeutics Inc. (f/k/a VimRx). Dr. Rose received a B.A., summa cum laude, in Psychology from Columbia University and an M.D. from Columbia University College of Physicians and Surgeons.

Norman J. Barta has served as our president and chief executive officer and as a director since July 2002, and served as our chief financial officer from October 1998 until July 2004. Mr. Barta has served as our treasurer and secretary since May 1999. Mr. Barta served as our chief operating officer from October 1999 to July 2002. From 1994 to 1997, Mr. Barta provided financial planning and management for the research and development division of National Medical Care (currently a division of the Fresenius Medical Care AG), which prior to its acquisition by Fresenius was one of the largest dialysis providers in the world. Prior to that, Mr. Barta was a consultant for Corestates Bank, where he restructured and optimized cash management and treasury areas for the bank’s corporate and public-sector clients. Mr. Barta received a B.S. in Mathematics and Economics from Carnegie-Mellon University and an M.B.A. from the University of Chicago.

Lawrence J. Centella has served as a director of our company since January 2001. Mr. Centella serves as president of Renal Patient Services, LLC, a company that owns and operates dialysis centers, and has served in such capacity since June 1998. From 1997 to 1998, Mr. Centella served as executive vice president and chief operating officer of Gambro Healthcare, Inc., an integrated dialysis company that manufactured dialysis equipment, supplied dialysis equipment and operated dialysis clinics. From 1993 to 1997, Mr. Centella served as president and chief executive officer of Gambro Healthcare Patient Services, Inc. (formerly REN Corporation). Prior to that, Mr. Centella served as president of COBE Renal Care, Inc., Gambro Hospal, Inc., LADA International, Inc. and Gambro, Inc. Mr. Centella is also the founder of LADA International, Inc. Mr. Centella received a B.S. from DePaul University.

Howard Davis has served as a director of our company since September 2004. Mr. Davis serves as Senior Vice President - Capital Markets with The Shemano Group, which served as lead underwriter in our initial public offering. From 1997 to 2003, Mr. Davis served as the executive vice president of GunnAllen Financial Inc., where he was the executive responsible for the investment banking and finance division. From 1990 to 1997, Mr. Davis served as the president and chief executive officer of Kensington Securities, Inc., a National Association of Securities Dealers, Inc. broker dealer. Prior to joining Kensington Securities, Inc. in 1990, Mr. Davis had served as the president, and, prior to that, as chief financial officer, of Numero Uno Franchise Corporation, a Los Angeles based franchisor of pizzeria and Italian restaurants. Mr. Davis is also a former instructor in franchising at California State University. Mr. Davis was a former member of the board of directors and the audit and compensation committees of Intelli-Check, Inc. Mr. Davis attended the University of Southern California; California State University, Northridge; and Kent State University, where he majored in Finance and Accounting.

Bernard Salick, M.D., has served as a director of our company since 2005. Dr. Salick is currently the Chairman and Chief Executive Officer of Salick Cardiovascular Centers, Inc., a company focused on the development and operation of out-patient cardiovascular centers. Over the last five years Dr. Salick has served as the CEO of the following companies: (i) Bentley Health Care, Inc., a company formed to build, own and operate out-patient cancer centers; (ii) Salick Group Holdings Ltd., LLC a company that conducts investment activities; (iii) Sandstone Horse Sales, LLC, a horse sales, breeding and training company; and (iv) Brighton Dialysis Associates Medical Group, who provides medical services to dialysis patients. Dr. Salick received a B.S. from Queens College and an M.D. from the University of Southern California.

Judy S. Slotkin, has served as a director of our Company since December 2006. Ms. Slotkin was Co-Head of the Finance Committee of the Modern Africa Fund, a private equity fund, from 1998 until 2003. Ms. Slotkin was formerly Department Head in the Corporate Finance Division of Citigroup (Citibank Investment Bank) where she was responsible for various businesses and the first head of the group’s Capital Markets Desk. Prior to that, Ms. Slotkin held various positions in the Citigroup (Citibank) commercial bank. Ms. Slotkin is a director of SIGA. Ms. Slotkin received her undergraduate degree in accounting from Fairleigh Dickinson University and she received her MBA in Finance from Fordham University.

W. Townsend Ziebold, Jr. has served as a director of our company since 1999. Since 2000, Mr. Ziebold has been president of Wasserstein Levered Venture Partners II, LLC, the venture capital affiliate of Wasserstein & Co., L.P., where Mr. Ziebold has led several of Wasserstein & Co., L.P.’s investments. Mr. Ziebold is a former director and non-executive chairman of Imax Corporation, and is a former director of Collins & Aikman Corporation and Maybelline, Inc. Mr. Ziebold received a B.A. in Economics from Trinity College and an M.B.A. from the Stanford School of Business.

Mark W. Lerner has served as our chief financial officer since March 2006. Mr. Lerner served as a consultant to Pipeline Data Inc., a business services company that offers card processing services, from September 2003 until his employment by the Company. From May 2002 through June 2003, Mr. Lerner was Executive Vice President and Chief Financial Officer of Ramp, Inc., a healthcare information technology company whose stock was listed on the American Stock Exchange (“AMEX”). From September 2000 through April 2002, Mr. Lerner was the Chief Financial Officer and VP Finance and Development of Boardroom Inc., a direct marketer and publisher. Prior to joining Boardroom, Mr. Lerner had over twenty years of experience working in finance. Mr. Lerner received his MBA in Finance from Emory University and graduated from Columbia University’s Executive Program.

There are no family relationships between any of our directors and executive officers.

Key Employee

Gregory Collins, Ph.D. has served as our senior scientist since 1998. From 1993 to 1997, Dr. Collins was a research and development program manager at National Medical Care, where he was responsible for research and development projects relating to dialyzer cartridges and bloodlines. From 1990 to 1993, Dr. Collins served as a senior level research and development engineer at National Medical Care, where he applied basic scientific theory to practical device development using his training in solute transport, and gained technical expertise in the spinning of hollow fiber semi-permeable membranes, dialyzer cartridge design and assembly techniques, and novel test method development. Dr. Collins received a B.S., summa cum laude, in Chemical Engineering from Arizona State University and a Ph.D., magna cum laude, in Bioengineering from U.C. San Diego. Dr. Collins is 47 years old.

GOVERNANCE OF THE COMPANY

Code of Ethics

During the fiscal year ended December 31, 2004, we adopted a Code of Ethics and Business Conduct (“Code of Ethics”), amended and restated on April 2, 2007, for our employees, officers and directors that complies with Securities and Exchange Commission (“SEC”) regulations and AMEX listing standards. The Code of Ethics is available free of charge on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. We intend to timely disclose any amendments to, or waivers from, our code of ethics and business conduct that are required to be publicly disclosed pursuant to rules of the SEC and the AMEX by filing such amendment or waiver with the SEC.

Committees and Meetings

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each governed by a specific charter, each of which is available on our website at www.nephros.com, and all members of these committees are independent directors. We comply with the rules promulgated by the AMEX for determining the independence of directors, as well as the SEC requirements for independence of directors on the Audit Committee. Compliance with these requirements is reviewed annually by the Nominating and Corporate Governance Committee.

The Board has at least one regularly scheduled meeting per year. In addition, the Board holds special meetings whenever requested by either the Chairman of the Board, the President, the Secretary or by two or more directors. The Audit Committee has no less than one meeting per quarter. The Compensation Committee meets at least twice a year and the Nominating and Corporate Governance Committee meets at least once a year. In addition, special meetings of the Board or any Committee may be called from time to time as determined by the needs of the business.

The Board of Directors held five meetings during fiscal 2006. During 2006, all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member. The Board of Directors allocates time at each Board meeting to meet without management present.

Audit Committee

The purpose of the Audit Committee of the Board of Directors is to represent and assist the Board in monitoring (i) accounting, auditing, and financial reporting processes; (ii) the integrity of our financial statements; (iii) our internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations; and (iv) the appointment of and evaluating the qualifications and independence of our independent registered public accounting firm. The Audit Committee’s specific responsibilities are set forth in its charter, a copy of which is attached as Exhibit A to this proxy statement. The Audit Committee currently consists of Ms. Slotkin (Chairperson) and Mr. Centella each of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. Dr. Rose served on the Audit Committee from February 2, 2006 until February 28, 2007. Mr. Fox, who had served as Chairman of the Audit Committee since September 24, 2004, resigned from the Audit Committee upon becoming an employee of the Company in June 2006. The Audit Committee met eight times in fiscal 2006.

The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the AMEX. The Board also determined that Ms. Slotkin qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee also serves as our Qualified Legal Compliance Committee (“QLCC”). The QLCC is responsible for investigating reports, made by attorneys appearing and practicing before the SEC in the representation of us, of perceived material violations of law, breaches of fiduciary duty or similar violations by us or any of our agents.

Compensation Committee

The purpose of the Compensation Committee of the Board of Directors is to (i) assist the Board in discharging its responsibilities with respect to compensation of our executive officers and directors, (ii) evaluate the performance of our executive officers, (iii) assist the Board in developing succession plans for executive officers and (iv) administer our stock and incentive compensation plans and recommend changes in such plans to the Board as needed. The Compensation Committee establishes the compensation of senior executives on an annual basis. The Compensation Committee currently consists of Mr. Ziebold (Chairman), Mr. Centella and Dr. Salick, all of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. The Compensation Committee met three times in fiscal 2006.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee of the Board of Directors is to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing corporate procedures and policies. The Nominating and Corporate Governance Committee currently consists of Mr. Centella (Chairman) and Mr. Ziebold, both of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. The Nominating and Corporate Governance Committee met three times in fiscal 2006.

The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for prospective Board membership. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers any qualified candidate for an open board position timely submitted by our stockholders in accordance with our established procedures.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Stockholder recommendations should be submitted to us under the procedures discussed in “Procedures For Security Holder Submission of Nominating Recommendations” which is available on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. Written notice of any nomination must be timely delivered to Nephros, Inc., 3960 Broadway, New York, New York 10032, Attention: Nominating and Corporate Governance Committee, c/o Chief Financial Officer.

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the Committee. When considering a potential non-incumbent candidate, the Nominating and Corporate Governance Committee will factor into its determination the following qualities of a candidate: professional experience, including whether the person is a current or former Chief Executive Officer or Chief Financial Officer of a public company, integrity, professional reputation, independence and ability to represent the best interests of our stockholders.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating non-incumbent candidates for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including members of the Board, our management or a professional search firm. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Stockholder Communication with the Board

Stockholders may communicate with the Board of Directors, members of particular committees or to individual directors, by sending a letter to such persons in care of our Chief Financial Officer at our principal executive offices. The Chief Financial Officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Chief Financial Officer will submit the correspondence to the Chairman of the Board or to any committee or specific director to whom the correspondence is directed. Procedures for sending communications to the Board of Directors can be found on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. Please note that all such communications must be accompanied by a statement of the type and amount of our securities that the person holds; any special interest, meaning an interest that is not derived from the proponent’s capacity as a shareholder, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.

Director Compensation

The following table provides information on the Company’s compensation of non-management Directors for 2006. In addition, the Company reimburses Directors for out-of-pocket expenses attendant to Board membership

Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards(1) (2)	Total
Bernard Salick	$1,300	$22,169(3)	$23,469
Howard Davis	$800	$22,374(4)	$23,174
Townsend Ziebold	$1,300	$19,460(5)	$20,760
Donald G. Drapkin(6)	$900	$18,926(7)	$19,826
Eric A. Rose	$2,100	$30,867(8)	$32,967
Lawrence Centella	$1,700	$19,460(9)	$21,160
Judy Slotkin	$2,500	$4,906(10)	$7,406

(1)
The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the year ended December 31, 2006, in accordance with SFAS 123(R). The assumptions used in the calculation of these amounts for 2006 are included in Note 2 to our audited consolidated financial statements for the year ended December 31, 2006, which are included in our Annual Report on Form 10-KSB filed with the SEC on April 10, 2007.

(2)   Unless otherwise indicated below, option awards included in this table vest in three equal installments on each of the date of grant and the first and second anniversaries thereof.

(3)   At December 31, 2006, Dr. Salick had outstanding option awards with respect to an aggregate of 25,000 shares of our common stock. Dr. Salick was granted option awards on April 27, 2005 and February 2, 2006 with respect to 15,000 and 10,000 shares, respectively.

(4)   At December 31, 2006, Mr. Davis had outstanding option awards with respect to an aggregate of 25,000 shares of our common stock. Mr. Davis was granted option awards on April 27, 2005 and February 2, 2006 with respect to 5,000 and 10,000 shares, respectively. On November 11, 2004, Mr. Davis was granted an option award with respect to 10,000 shares that vests in four equal installments on each of the date of grant and the first, second and third anniversaries thereof.

(5)   At December 31, 2006, Mr. Ziebold had outstanding option awards with respect to an aggregate of 30,682 shares of our common stock. Mr. Ziebold was granted option awards on April 26, 2005 and February 2, 2006 with respect to 10,000 shares each. On September 19, 2003 and December 14, 2004, Mr. Ziebold was granted option awards with respect to 5,682 and 5,000 shares, respectively, that vest in two equal installments on each of the date of grant and the first anniversary thereof.

(6)   Mr. Drapkin resigned from our Board of Directors on April 30, 2007.

(7)   At December 31, 2006, Mr. Drapkin had outstanding option awards with respect to an aggregate of 185,630 shares of our common stock. Mr. Drapkin was granted option awards on April 27, 2005 and February 2, 2006 with respect to 10,000 shares each. On May 30, 2003, Mr. Drapkin was granted an option award that vested, with respect to 59,661 shares, in three equal installments upon each of the date of grant and the first and second anniversaries thereof, with respect to 33,126 shares, upon our first regulatory approval and, with respect to 39,717 shares, upon our consummation of a financing that raised at least $5 million and will vest, with respect to 33,126 shares, when our net income from sales reaches or exceeds $1 million.

(8)   At December 31, 2006, Dr. Rose had outstanding option awards with respect to an aggregate of 199,835 shares of our common stock. Dr. Rose was granted option awards on April 27, 2005 and February 2, 2006 with respect to 10,000 shares each. On January 13, 2003, Dr. Rose was granted an option award with respect to 14,205 shares that vests in four equal installments on each of the date of grant and the first, second and third anniversaries thereof. On May 30, 2003, Dr. Rose was granted an option award that vested, with respect to 59,661 shares, in three equal installments upon each of the date of grant and the first and second anniversaries thereof, with respect to 33,126 shares, upon our first regulatory approval and, with respect to 39,717 shares, upon our consummation of a financing that raised at least $5 million and will vest, with respect to 33,126 shares, when our net income from sales reaches or exceeds $1 million.

(9)
At December 31, 2006, Mr. Centella had outstanding option awards with respect to an aggregate of 25,000 shares of our common stock. Mr. Centella was granted option awards on April 26, 2005 and February 2, 2006 with respect to 10,000 shares each. On December 14, 2004, Mr. Centella was granted an option award with respect to 5,000 shares that vests in two equal installments on each of the date of grant and the first anniversary thereof.

(10)
At December 31, 2006, Ms. Slotkin had outstanding option awards with respect to an aggregate of 15,000 shares of our common stock. On December 15, 2006, Ms. Slotkin was granted an option award with respect to 15,000 shares.

We pay our non-management directors $500 per meeting for Board meetings attended in person and $100 per meeting for Board meetings attended telephonically and will reimburse our directors for expenses incurred by them in connection with serving on our Board of Directors. We pay the chairperson of the Audit Committee $500 per meeting for meetings of the Audit Committee.

We will grant each non-employee director who first joins our Board, immediately upon such director’s joining our Board, options to purchase 15,000 shares of our common stock in respect of such first year of service at an exercise price per share equal to the fair market value price per share of our common stock on the date of grant. We will also grant, at the Board meeting that will take place immediately following the Annual Meeting, each non-employee director options to purchase 10,000 shares of our common stock at an exercise price per share equal to the fair market value price per share of our common stock on the grant date for each year of service as a member of our Board after the first year of such service. Such non-employee director options vest in three equal installments on each of the date of grant and the first and second anniversaries thereof. Our executive officers shall not receive additional compensation for their service as directors.

Director Independence

The Board of Directors complies with the AMEX listing standards and reviews all commercial and other relationships of each director in making its determination as to the independence of its directors. After such review, the Board has determined that each of Mr. Centella, Mr. Davis, Dr. Rose, Dr. Salick, Ms. Slotkin and Mr. Ziebold qualifies, and that Mr. Drapkin qualified, as independent under the requirements of the AMEX listing standards.

Director Attendance at Annual Meetings

Each of our directors is expected to be present at annual meetings of our stockholders absent exigent circumstances that prevent their attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, we will arrange for the director’s participation by means where the director can hear, and be heard by, those present at the meeting. Last year, seven of eight directors attended the annual meeting.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (“RPAF”)

The Audit Committee of the Board of Directors has selected and appointed Deloitte & Touche LLP, independent registered public accounting firm, to audit the accounts of us and our subsidiary for the fiscal year ending December 31, 2007. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she desire to do so, and is expected to be available to respond to appropriate questions.

Vote Required

The proposal to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent RPAF requires an affirmative vote of a majority of the voting power of the common stock present at the meeting in person or represented by proxy. Abstentions will have the same effect as votes against Proposal Two. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter. Notwithstanding ratification of the appointment of Deloitte & Touche LLP as our independent RPAF for the fiscal year ending December 31, 2007, the Audit Committee may select another independent RPAF for such year without any vote of the stockholders. If the stockholders do not ratify the appointment, the matter of the appointment of independent RPAF will be considered by the Audit Committee.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Auditor Fees and Services

Audit Fees

Fees billed for audit services by Deloitte & Touche LLP totaled approximately $170,000 and $207,000 for the fiscal years ended December 31, 2005 and 2006. In addition, although we have not yet been billed, we expect Deloitte & Touche LLP to bill us an additional approximately $100,000 to $150,000 for audit services for the year ended December 31, 2006. Such fees include fees associated with the annual audit.

Audit-Related Fees

There were no audit-related services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2005. During the fiscal year ended December 31, 2006, we were billed approximately $41,000 by Deloitte & Touche LLP for audit-related services in connection with our responding to comment letters we received from the SEC relating to our Annual Report on Form 10-KSB for the year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the periods ended June 30, 2006.

Tax Fees

There were no tax services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2005 and 2006.

Fees for tax services provided by firms other than our RPAF totaled approximately $17,500 for each of the fiscal years ended December 31, 2005 and 2006. Tax services generally include fees for tax preparation and tax consultations.

All Other Fees

We did not engage Deloitte & Touche LLP to provide any information technology services or any other services during the fiscal years ended December 31, 2005 and 2006.

Pre-Approval Policies and Procedures

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte & Touche LLP. During fiscal year 2006, all services were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 3: APPROVAL OF THE POTENTIAL ISSUANCE OF THE COMPANY’S COMMON STOCK UPON CONVERSION OF CERTAIN NOTES AND EXERCISE OF CERTAIN WARRANTS

Introduction

In June 2006, we entered into subscription agreements with certain investors who purchased an aggregate of $5,200,000 principal amount of our Secured Convertible Notes due 2012 (the “Notes”) for the face value thereof. We closed on the sale of the first tranche of Notes, in an aggregate principal amount of $5,000,000, on June 1, 2006 (the “First Tranche”) and closed on the sale of the second tranche of Notes, in an aggregate principal amount of $200,000, on June 30, 2006 (the “Second Tranche”). The Notes also provided that, upon any prepayment of the Notes occurring on or before June 1, 2008, we must issue the holder of such Notes warrants (“Prepayment Warrants”) to purchase shares of our common stock.

The Notes are convertible into shares of common stock at an initial conversion price of $2.10 per share (subject to anti-dilution adjustments upon the occurrence of certain events) (the “Conversion Price”). Upon issuance, the Prepayment Warrants would permit the holder thereof to purchase a quantity of our common stock equal to three shares for every $20 principal amount of Notes prepaid at an exercise price of $0.01 per share (subject to adjustment) (the “Exercise Price”). The terms of the Notes and Prepayment Warrants are described in greater detail below in the section entitled “Terms of the Transaction.”

As of April 1, 2007, principal and interest on the Notes was convertible into 2,599,525 shares of common stock, and, if still outstanding on June 1, 2012, the principal and accrued interest on the Notes will be convertible into 3,421,998 shares of common stock; provided that no event occurs that causes adjustment to the conversion price in accordance with the terms of the Notes. If we were to repay the Notes in full prior to June 1, 2008, then we would be obligated to issue Prepayment Warrants exercisable for an aggregate of 780,000 shares of common stock for $0.01 per share.

         Unless and until our stockholders approve the issuance of shares of common stock in excess of such amount, the number of shares of common stock issuable upon conversion of the First Tranche of Notes and exercise of the Prepayment Warrants related thereto, in the aggregate, is limited to 2,451,280 shares, which equals approximately 19.9% of the number of shares of common stock outstanding immediately prior to the issuance of the First Tranche of Notes. We will not issue any shares of common stock upon conversion of the Second Tranche of Notes or exercise of any Prepayment Warrants that may be issued pursuant to such Notes until our stockholders approve the issuance of shares of common stock upon conversion of the Second Tranche of Notes and exercise of the Prepayment Warrants as required by the applicable rules and regulations of the AMEX, as further described below.

Why We Need Stockholder Approval

We are seeking stockholder approval in order to comply with the AMEX rules. Section 713 of the AMEX Company Guide requires stockholder approval for the issuance of securities other than in a public offering at a price per share less than the greater of the book or market value of a company’s stock, where the amount of securities being issued represents 20% or more of an issuer’s outstanding common stock. The issuance of our common stock pursuant to the conversion of the Notes and the issuance of common stock pursuant to any Prepayment Warrants that may be issued in accordance with the terms of the Notes may constitute such issuances.

Terms of the Transaction

In June 2006, we entered into subscription agreements with certain investors who purchased an aggregate of $5,200,000 principal amount of the Notes for the face value thereof. The Notes are secured by substantially all of our assets.

The Notes accrue interest at a rate of 6% per annum, compounded annually and payable in arrears at maturity. Subject to certain restrictions, principal and accrued interest on the Notes are convertible at any time at the holder’s option into shares of our common stock, at an initial conversion price of $2.10 per share (subject to anti-dilution adjustments upon the occurrence of certain events, as further described below). There is no cap on any increases to the conversion price. The conversion price may not be adjusted to an amount less than $0.001 per share, the current par value of our common stock. We may cause the Notes to be converted at their then effective conversion price, if the common stock achieves average last sales prices of at least 240% of the then effective conversion price and average daily volume of at least 35,000 shares (subject to adjustment) over a prescribed time period. In the case of an optional conversion by the holder or a compelled conversion by us, we have 15 days from the date of conversion to deliver certificates for the shares of common stock issuable upon such conversion. As described above, conversion of the Notes is restricted, pending stockholder approval.

If we issue or sell any shares of common stock (excluding certain issuances or sales described below) for a consideration per share less than the Conversion Price in effect on the date of such sale or issuance (a “Dilutive Issuance”), then, and thereafter upon each further Dilutive Issuance, the Conversion Price then in effect prior to such Dilutive Issuance shall be changed to a price equal to the consideration per share received by us in respect of the shares issued in such Dilutive Issuance (rounded to the nearest cent). Such adjustment shall be made successively whenever such an issuance is made. The anti-dilution provision does not apply to certain “excluded securities,” including, among other things, securities issued in connection with employee benefit plans, upon conversion of the Notes or the exercise of the Prepayment Warrants and pursuant to certain underwritten public offerings and pursuant to certain acquisitions by us.

We may prepay outstanding principal and interest on the Notes at any time. Any prepayment requires us to pay each holder a premium equal to 15% of the principal amount of the Notes held by such holder receiving the prepayment if such prepayment is made on or before June 1, 2008, and 5% of the principal amount of the Notes held by such holder receiving prepayment in connection with prepayments made thereafter. In addition to the applicable prepayment premium, upon any prepayment of the Notes occurring on or before June 1, 2008, we must issue the holder of such Notes warrants (“Prepayment Warrants”) to purchase a quantity of common stock equal to three shares for every $20 principal amount of Notes prepaid at an exercise price of $0.01 per share (subject to adjustment). Upon issuance, the Prepayment Warrants would expire on June 1, 2012.

In connection with the sale of the Notes, we have entered into a registration rights agreement with the investors pursuant to which we granted the investors two demand registration rights and unlimited piggy-back and short-form registration rights with respect to the shares of common stock issuable upon conversion of the Notes or exercise of Prepayment Warrants, if any.

Subject to terms and conditions set forth in the Notes, the outstanding principal of and accrued interest on the Notes may become immediately due and payable upon the occurrence of any of the following events of default: our failure to pay principal or interest on the Notes when due; certain bankruptcy-related events with respect to us; material breach of any representation, warranty or certification made by us in or pursuant to the Notes, or under the registration rights agreement or the subscription agreements; our incurrence of Senior Debt (as defined in the Notes); the acceleration of certain of our other debt; or the rendering of certain judgments against us.

The terms of the transaction and the Notes, Prepayment Warrants and other transaction documents are complex and only briefly summarized above. For further information on the transaction and the rights of the holders of the Notes, please refer to the descriptions contained in the Current Reports on Form 8-K filed with the SEC on June 2, 2006 and July 7, 2006, and the transaction documents filed as exhibits to such reports.

Increased Dilution

The number of shares of our outstanding common stock would be significantly increased upon the conversion of the Notes, particularly if this Proposal Three is approved, and exercise of any Prepayment Warrants. If such conversion and/or exercise occurs, there will be a substantial pro rata dilution to our current stockholders.

Increased Number of Shares Available for Public Sale

Similarly, upon the conversion of the Notes and exercise of any Prepayment Warrants, there will be a greater number of shares of common stock becoming eligible for sale in the public market, subject to certain volume limitations, after expiration of the one year holding period required under Rule 144 of the Securities Act of 1933, and all of the shares could be eligible for sale in the public markets after two years pursuant to Rule 144(k), without any volume limitations. These shares could become eligible for resale in the public markets earlier if, in connection with the sale of such shares, we file a registration statement with the Securities and Exchange Commission covering the resale of the shares. Any such sales, or the anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of our common stock.

Vote Required

The proposal to approve the potential issuance of our common stock pursuant to conversion of the Notes and exercise of any Prepayment Warrants that may be issued pursuant to the Notes requires the affirmative vote of a majority of the shares of common stock represented and voted at the Annual Meeting. Abstentions will have the same effect as votes against Proposal Three. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of Proposal Three.

In the event that this Proposal Three is not approved by the stockholders, the Company may be limited in its ability to obtain future financing in that it could not issue or sell securities of the Company at a per share price which would cause the Conversion Price of the Notes to be adjusted to the price that is less than the greater of the book or market value of our common stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL (ITEM 3 OF THE ENCLOSED PROXY CARD) OF THE POTENTIAL ISSUANCE OF THE COMPANY’S
COMMON STOCK UPON CONVERSION OF THE NOTES AND EXERCISE OF ANY PREPAYMENT WARRANTS THAT MAY BE ISSUED PURSUANT TO THE NOTES.

PROPOSAL 4: APPROVAL OF AMENDMENT TO FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has approved and adopted, subject to stockholder approval, an amendment to our Fourth Amended and Restated Certificate of Incorporation (the “Capital Amendment”), and has directed that it be considered by our stockholders at this annual meeting. The Capital Amendment increases the number of authorized shares of common stock, par value $.001 per share, from 25,000,000 to 40,000,000.

The Capital Amendment, as it is proposed to be adopted, is attached to this proxy statement as Exhibit B. Other than the increase in authorized capital discussed above, the Capital Amendment does not modify our Fourth Amended and Restated Certificate of Incorporation.

On the record date, there were issued and outstanding 12,317,992 shares of common stock and no shares of preferred stock. On such date, we had reserved an additional 2,703,474 shares of common stock for issuance upon the exercise of currently outstanding options and warrants, 2,610,515 shares of common stock for issuance upon conversion of outstanding convertible notes and 77,125 shares of common stock for issuance pursuant to awards under our stock option plans.

The Board believes that, by increasing the authorized number of shares of our common stock, we will make available a reasonable number of shares for future financing transactions, stock issuances pursuant to employee benefit plans and other appropriate corporate opportunities and purposes. We are currently actively pursuing potential financing and/or other strategic transactions pursuant to which we may need to issue shares of our capital stock. However, we have not yet reached agreement with respect to any such transaction. Having a sufficient number of shares authorized will facilitate our consummating such a transaction without the additional delay of seeking stockholder approval. Once authorized, the Board would establish the terms on which any authorized shares may be issued.

For the reasons stated above, the Board believes it is in our best interests and in the best interests of our stockholders to approve the Capital Amendment.

Vote Required

The proposal to approve the amendment to our Fourth Amended and Restated Certificate of Incorporation to increase number of authorized shares of common stock requires the affirmative vote of a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as votes against Proposal Four.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL (ITEM 4 OF THE ENCLOSED PROXY CARD) OF THE AMENDMENT TO OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 5: AMENDMENT TO THE NEPHROS, INC. 2004 STOCK INCENTIVE PLAN

In June 2004, our Board of Directors retired our Amended and Restated Nephros 2000 Equity Incentive Plan (the “2000 Plan”). In July, 2004, our Board of Directors adopted and our stockholders approved the Nephros, Inc. 2004 Stock Incentive Plan (the “2004 Plan” and together with the 2000 Plan, the “Stock Option Plans”), pursuant to which awards are made to certain officers, other employees, consultants and directors of us or our subsidiary from time to time. The maximum number of shares of common stock reserved for the grant of awards under the 2004 Plan was initially 486,237. In June 2005, with stockholder approval, the 2004 Plan was amended to increase the maximum number of shares of common stock reserved for the grant of awards thereunder to 800,000. As of December 31, 2006, there were 71,725 shares of common stock available for future grants under the 2004 Plan.

The Board of Directors, upon recommendation of the Compensation Committee, has approved and has determined to ask the stockholders to approve the amendment to the 2004 Plan that would increase the total number of shares of common stock reserved for issuance under the 2004 Plan from 800,000 shares to 1,300,000 shares.

Our business depends upon recruiting and retaining employees that can perform at the highest levels. It is critical that we continue to motivate our key employees by providing them with compensation that gives them a stake in our future growth. The Board of Directors believes that providing directors, officers and employees with equity incentives such as stock options will contribute substantially to our future success by further aligning the interests of such key employees with those of our stockholders. Additionally, our overall compensation philosophy places significant emphasis on equity compensation to reward, incentivize and retain management and key employees while conserving cash.
For the reasons stated above, the Board believes it is in our best interests to approve the amendment to the 2004 Plan.

A description of the 2004 Plan is set forth below. This description is qualified in its entirety by reference to the full text of the 2004 Plan. Any stockholder who wishes to obtain a copy of the 2004 Plan can call us to receive a copy free of charge.

Administration and Duration

The 2004 Plan is administered by our Compensation Committee. Each member of the Compensation Committee must be a “non-employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee currently consists of Mr. Ziebold (Chairman), Mr. Centella and Dr. Salick, each of whom has been determined by the Board of Directors to be independent under the AMEX listing standards. Nevertheless, if the Compensation Committee is not so composed it will not invalidate any award. The Board of Directors also may act in place of the Compensation Committee. The Compensation Committee has the authority to interpret the 2004 Plan, to establish and revise rules and regulations relating to the 2004 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2004 Plan.

Limit On Awards Under the 2004 Plan

Awards may be granted under the 2004 Plan with respect to a maximum of 800,000 shares of our common stock. No individual may be granted awards with respect to more than 485,000 shares in any calendar year. The shares to be delivered under the 2004 Plan will be made available from authorized but unissued shares, from treasury shares, or from shares purchased in the open market or otherwise. Shares that are subject to awards under the 2004 Plan but are not actually issued (for example because the award lapsed or was cancelled), shares acquired on option exercise that are returned to us as payment of the exercise price of an option and shares of unvested restricted stock that are forfeited, will be available for further awards and options.

Eligibility for Awards

Any employees of, and consultant to, us and any of our non-employee directors that are designated by the Compensation Committee as a “key person” will be eligible to participate in the 2004 Plan. As of April 15, 2007, we had approximately 33 such employees, consultants or non-employee directors that our Compensation Committee could determine are eligible to participate in the 2004 Plan. Designation as a key person reflects a determination that the individual can contribute to our growth and profitability or otherwise is entitled to an award in connection with the individual’s extraordinary performance, promotion, retention, or recruitment. From time to time, the Compensation Committee will determine who will be granted awards and the number of shares subject to such awards. The Compensation Committee may delegate to one or more officers the authority to designate the employees eligible to receive awards (other than the key officers) and the size of each such award. An individual who receives an award under the 2004 Plan is referred to as a “Participant.”

Change in Control

The 2004 Plan provides that if there is a change in control, unless the agreement granting an award provides otherwise, all awards under the 2004 Plan will become vested and exercisable as of the effective date of the change in control. As defined in the 2004 Plan, a change in control means the occurrence of any of the following events: (i) any “person,” including a “group,” as such terms are defined in sections 13(d) and 14(d) of the Exchange Act and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of more than 50% of the outstanding shares of our common stock; (ii) our complete liquidation; (iii) the sale of all or substantially all of our assets; or (iv) a majority of the members of our Board of Directors are elected to the Board without having previously been nominated and approved by a majority of the members of the Board incumbent on the day immediately preceding such election.

Stock Options

Options granted under the 2004 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The exercise price of an incentive stock option may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, with the consent of the Compensation Committee, in shares of our common stock or by means of a brokered cashless exercise.

The Compensation Committee determines the terms of each stock option grant at the time of grant. Unless the option agreement granting an option specifies otherwise, options to employees will be exercisable as to one-quarter of the shares on each of the first four anniversaries of the option grant and will remain exercisable until the tenth anniversary of the date of the grant. In no event can an incentive stock option be exercised after the tenth anniversary of the date of grant.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the Participant to receive - in cash or shares of stock, at the Compensation Committee’s discretion - the excess of the fair market value of a share of stock on the date of exercise over the fair market value on the date of grant. A SAR may, but need not, relate to an option. The Compensation Committee determines the terms of each SAR at the time of the grant.

Restricted Stock

The Compensation Committee, in its discretion, may grant awards of restricted stock. A share of restricted stock is a share of our common stock that may not be transferred before it is vested and may be subject to such other conditions as the Compensation Committee sets forth in the agreement evidencing the award. In addition, if the Participant terminates employment, he or she will forfeit any unvested shares. The grant or vesting of a restricted stock award may be made contingent on achievement of performance goals established by the Compensation Committee.

Amendment or Termination

The Board of Directors may amend, alter or terminate the 2004 Plan without stockholder approval, except that stockholder approval is required for amendments to the 2004 Plan to the extent necessary under applicable stock exchange rules, or to ensure that options can continue to qualify as incentive stock options or that awards will be exempt from the Code section 162(m) deduction limitation. Consequently, the Board of Directors may not, without stockholder approval, increase the total number of shares reserved for issuance under the 2004 Plan or make any other material changes to the 2004 Plan. In addition, no amendment, alteration or termination by the Board of Directors may adversely affect the rights of a holder of a stock incentive award without the holder’s consent. Unless terminated earlier, no new awards may be granted under the 2004 Plan after the tenth anniversary of the date it was adopted by the Board. However, outstanding awards made before the tenth anniversary will continue in accordance with their terms.

Federal Income Tax Consequences

The following discussion outlines generally the current federal income tax consequences of the 2004 Plan. Applicable tax laws and their interpretations are subject to change at any time and application of such laws may vary in individual circumstances.

Incentive Stock Options

A Participant who is granted an incentive stock option does not recognize taxable income upon the grant or exercise of the option. However, the difference between the fair market value of our common stock on the date of exercise and the option exercise price is a tax preference item that may subject the Participant to alternative minimum tax. A Participant generally will receive long-term capital gain or loss treatment on the disposition of shares acquired upon exercise of the option, provided that the disposition occurs more than two years from the date the option is granted, and the Participant holds the stock acquired for more than one year. A Participant who disposes of shares acquired by exercise prior to the expiration of the forgoing holding periods realizes ordinary income upon the disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise and the disposition price. Any appreciation between the fair market value of the shares on the date of exercise and the disposition price is taxed to the Participant as long or short-term capital gain, depending on the length of the holding period. To the extent the Participant recognizes ordinary income, we receive a corresponding tax compensation deduction.

Nonqualified Stock Options

A Participant will not recognize income upon the grant of a nonqualified option. Upon exercise, the Participant will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the price paid for the stock. We are entitled to a tax compensation deduction equal to the ordinary income recognized by the Participant. Any taxable income recognized by a Participant in connection with an option exercise is subject to income and employment tax withholding. When the Participant disposes of shares acquired by the exercise of a nonqualified option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain. Dispositions made after one year from the exercise date will be treated as long-term capital gain. Dispositions made less than one year from the exercise date will be treated as short-term capital gain.

Stock Appreciation Rights

A Participant will not recognize income upon the grant of a SAR. Upon exercise, the Participant will recognize ordinary income equal to the cash or fair market value of the shares of common stock received from the exercise, which will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the ordinary income recognized by the Participant.

Restricted Stock

Generally, a Participant will not recognize income upon the grant of restricted stock. When the shares of restricted stock vest, the Participant will recognize ordinary income equal to the fair market value of the stock and also will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the amount of ordinary income recognized by the Participant. A Participant who receives a restricted stock award may elect to accelerate his or her tax obligation by submitting a Code Section 83(b) election within 30 days after the grant date, pursuant to which the Participant will be taxed on the fair market value of the restricted stock as of the grant date, and we will receive a tax compensation deduction as of the grant date equal to the ordinary income recognized by the Participant. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. If, after making the Section 83(b) election, the shares are forfeited, the Participant will not be entitled to a loss deduction.

Code Section 162(m)

Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly paid executive officers of a publicly traded corporation. Under a special transition rule, awards made within the first three years after our initial public offering will not be subject to the Section 162(m) limitation. In addition, to the extent that payment or exercise of an award would not be deductible to us as a result of Section 162(m), the 2004 Plan permits the Compensation Committee to defer that payment or exercise until the Participant no longer is subject to Section 162(m).

Vote Required

The proposal to approve the adoption of the amendment to the 2004 Plan requires an affirmative vote of a majority of the common stock present at the meeting in person or represented by proxy. Abstentions will have the same effect as votes against Proposal Five. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL (ITEM 5 OF THE ENCLOSED PROXY CARD) OF THE AMENDMENT TO THE 2004 PLAN.

PROPOSAL 6: APPROVAL OF AMENDMENT TO FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REPEAL A RESTRICTION ON STOCKHOLDER ACTION WITHOUT A MEETING

Our Board of Directors has approved and adopted, subject to stockholder approval, an amendment to our Fourth Amended and Restated Certificate of Incorporation (the “Stockholder Consent Amendment”), and has directed that it be considered by our stockholders at this annual meeting. The Stockholder Consent Amendment repeals Section 5 of Article VII of our Fourth Amended and Restated Certificate of Incorporation, which reads as follows:

Section 5. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation, any action by the Corporation’s stockholders may only be effected at an annual or special meeting of the Corporation’s stockholders called in compliance with Section 6 below, or pursuant to an unanimous written consent of the Corporation’s stockholders in compliance with §228 of the DGCL (or any successor section of the DGCL).

Among other things, such section requires that any stockholder action taken outside of an actual meeting be unanimous. Delaware corporation law provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at a stockholders meeting, may instead be taken by written consents signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The Stockholder Consent Amendment, by eliminating the specific requirement in our Fourth Amended and Restated Certificate of Incorporation of unanimity for stockholder action taken without a meeting, will have the effect of restoring the default rule provided by Delaware corporation law and set forth above.

We are currently actively pursuing potential financing and/or other strategic transactions, the consummation of which is critical to our ability to continue our planned operations. However, we have not yet reached agreement with respect to any such transaction. It is likely that one or more of these potential transactions will be dependent upon the approval of our stockholders, either due to applicable law or the rules of the AMEX. For example, Section 713 of the AMEX Company Guide requires stockholder approval for the issuance of securities other than in a public offering at a price per share less than the greater of the book or market value of a company’s stock, where the amount of securities being issued represents 20% or more of an issuer’s outstanding common stock. Eliminating the prohibition on non-unanimous stockholder action by written consent will facilitate our consummating such a transaction without the additional delay and expense of calling a meeting.

The Board believes that, by repealing the requirement that stockholder action without a meeting be unanimous, we will enable our stockholders to act more quickly with respect to any matters on which stockholder approval may be necessary or appropriate, particularly in connection with future financing activities or other strategic transactions and corporate opportunities.

For the reasons stated above, the Board believes it is in our best interests and in the best interests of our stockholders to approve the Stockholder Consent Amendment.

Vote Required

The proposal to approve the amendment to our Fourth Amended and Restated Certificate of Incorporation to repeal a restriction on stockholder action without a meeting requires the affirmative vote of eighty percent (80%) of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as votes against Proposal Four.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL (ITEM 6 OF THE ENCLOSED PROXY CARD) OF THE AMENDMENT TO OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REPEAL SECTION 5 OF ARTICLE VII THEREOF.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors and such other matters as specified in the Committee’s charter or as directed by the Board. The Committee also has the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm (or to nominate the independent registered public accounting firm for stockholder approval) and to pre-approve all auditing services and any permitted non-audit services performed by the Company’s independent registered public accounting firm, including fees and other terms.

Management has the primary responsibility for the financial statements and the reporting process including maintaining the system of internal controls, and for the preparation of the Company’s financial statements in accordance with generally accepted accounting principals, as well as the objectivity and integrity of such statements. The Company’s independent registered public accounting firm is responsible for expressing an opinion based on its audit of those financial statements as to the statements’ conformity with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Committee actively monitors and reviews these processes and financial statements. In carrying out its duties, the Committee relies in part on the information provided to it, and on the representations made to it, by management and the independent registered public accounting firm.

In this context, the Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committee), and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits, including the matters required to be discussed with audit committees under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Committee reviewed the audited financial statements for the fiscal year ended December 31, 2006 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

In reliance on the reviews, discussions and assurances referred to above, and subject to the limitations on the Committee’s role and responsibilities referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors (and the Board has approved) that the Company’s audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the SEC.

April 26, 2007	Audit Committee

Judy Slotkin, Chairperson
Lawrence J. Centella

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation and long-term compensation awards for the fiscal year ended December 31, 2006 for our chief executive officer and our other executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2006 (collectively, the “NEOs”).

Summary Compensation Table

Name	Principal position	Year	Salary ($)	Bonus (1) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)

Norman Barta	Chief Executive Officer	2006	285,000	25,000	174,330	19,850	504,180
William Fox	Executive Chairman	2006	163,750 (4)	-	131,499	22,192	317,441
Mark Lerner	Chief Financial Officer	2006	144,712 (5)	-	37,928	1,280	183,920

(1) The amounts in this column reflect decisions approved by the Nephros Compensation Committee and are based on analysis of contribution to Nephros during for fiscal 2006.
(2) The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the year ended December 31, 2006, in accordance with SFAS 123(R). The assumptions used in the calculation of these amounts for 2006 are included in Note 2 to our audited consolidated financial statements for the year ended December 31, 2006, which are included in our Annual Report on Form 10-KSB filed with the SEC on April 10, 2007.
(3) See table below for details on Other Compensation.
(4) Mr. Fox became an employee of Nephros in June 2006 and commenced service as our Executive Chairman as of July 1, 2006. The amount in the table reflects a partial year of salary earned at the rate of $277,500 per annum.
(5) Mr. Lerner commenced service as our Chief Financial Officer as of March 6, 2006. The amount in the table reflects a partial year of salary earned at the rate of $175,000 per annum.

	Other Compensation

	Matching 401K Plan Contribution	Health Insurance Paid by Company	Life Insurance Paid by the Company	Fees Paid As Non-Management Directors (1)	Company Paid Transportation Expense	Total Other Compensation

Norman J. Barta	$8,800	$9,750	$616	n/a	$685	$19,850
William J. Fox	$1,923	$16,665	$354	$3,000	$250	$22,192
Mark W. Lerner	-	-	$313	n/a	$968	$1,280

(1) The amount shown in this column consists of income of Mr. Fox arising out of fees earned prior to becoming an employee of Nephros, as a non-management member of our Board of Directors and Chairman of the Audit Committee.

Stock Options

William Fox and Mark Lerner received stock option grants during fiscal year 2006. See the table under “Outstanding Equity Awards At Fiscal Year” below, for further information on such option grants. Norman Barta did not receive a stock option grant in 2006.

Outstanding Equity Awards At Fiscal Year End

The following table shows information concerning unexercised options outstanding as of December 31, 2006 for each of our named executive officers.

Outstanding Equity Awards At Fiscal Year End

	Option Awards
Name	Grant Date or Performance Period	Vesting Provisions	Number of securities underlying Unexercised Options (#) Exercisable	Number of securities underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date

William J. Fox	11/11/04	(1)(2)	6,666	3,334	$5.45	11/11/14
	12/14/04	(2)(3)	7,000	-	$4.80	12/14/14
	4/27/05	(1)(2)	3,333	1,667	$3.40	4/27/15
	2/2/06	(1)(2)	3,333	6,667	$2.57	2/2/16
	8/2/06	(4)	112,500	337,500	$1.36	8/2/16

Norman Barta	1/24/00	(1)	85,230	-	$0.32	12/31/09
	1/24/00	(5)	28,410	-	$0.32	1/24/10
	1/24/00	(6)	28,410	-	$0.32	1/24/10
	1/30/03	(7)	35,513	-	$2.78	1/30/13
	1/30/03	(8)	28,410	-	$2.78	1/30/13
	1/30/03	(9)	-	22,728	$2.78	1/30/13
	1/30/03	(10)	-	22,728	$2.78	1/30/13
	1/30/03	(11)	-	22,728	$2.78	1/30/13
	1/30/03	(12)	29,831	-	$2.78	1/30/13
	5/30/03	(1)	59,661	-	$1.76	5/30/13
	5/30/03	(6)	33,126	-	$1.76	5/30/13
	5/30/03	(13)	-	33,126	$1.76	5/30/13
	5/30/03	(14)	39,717	-	$1.76	5/30/13
	12/14/04	(15)	30,000	10,000	$4.80	12/14/14

Mark Lerner	3/6/06	(1)	10,000	30,000	$2.77	3/6/16

(1) Vests in three equal installments upon each of the date of grant and the first and second anniversaries thereof.
(2) Grant was made to Mr. Fox prior to his becoming an employee of Nephros.
(3) Vests in two equal installments on each of the date of grant and the first anniversary thereof.
(4) Vests in eight equal installments upon the last day of each of the eight consecutive calendar quarters commencing with September 30, 2006.
(5) Vested when hemodiafiltration device was available for clinical trial.
(6) Vested upon first regulatory approval.
(7) Vested immediately upon the date of grant.
(8) Vested upon completion of clinical trial.
(9) Vests when a second (distinct) device is available for clinical trial.
(10) Vests when a second (distinct) device completes clinical trial.
(11) Vests when a second (distinct) device achieves regulatory approval.
(12) Vested upon achieving our first $1 million in sales.
(13) Vests upon our net income from sales reaching at least $1 million.
(14) Vested upon consummation of a financing that raised at least $5 million.
(15) Vests in four equal installments on each of the date of grant and the first, second and third anniversaries thereof.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 about compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors upon exercise of options, warrants or rights under all of our existing equity compensation plans each of which was approved by our shareholders. Our existing equity compensation plans consist of our Amended and Restated Nephros 2000 Equity Incentive Plan and our Nephros, Inc. 2004 Stock Incentive Plan (together, our “Stock Option Plans”) in which all of our employees and directors are eligible to participate.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders	2,314,548	$1.74	71,725

Equity compensation plans not approved by stockholders	-	-	-

All plans	2,314,548	$1.74	71,725

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. A copy of each report is furnished to us.

SEC rules require us to identify anyone who failed to file a required report, or filed a required report late, during the most recent fiscal year. Based solely on a review of reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2006, all Section 16(a) filing requirements were complied with on a timely basis.

PRINCIPAL STOCKHOLDERS AND SHAREHOLDINGS OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 30, 2007, by (i) each person known to us to own beneficially more than five percent (5%) of our common stock; (ii) each director, director nominee and executive officer; and (iii) all directors, director nominees and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of class (1)

Ronald O. Perelman (2)	3,540,438	28.7%
Wasserstein Entities (3)	1,928,564	15.7%
WPPN, LP (4)	918,801	7.5%
Wasserstein SBIC Ventures II, L.P. (5)	829,104	6.7%
Eric A. Rose, M.D. (6)	908,526	7.3%
W. Townsend Ziebold (7)	856,452	6.9%
Donald G. Drapkin (8)	659,092	5.3%
Norman J. Barta (9)	449,445	3.5%
Lawrence J. Centella (10)	50,076	*
Howard Davis (11)	53,840	*
William J. Fox (12)	319,503	2.5%
Mark W. Lerner (13)	20,000	*
Bernie Salick, M.D. (14)	21,666	*
Judy Slotkin (15)	73,142	*
All executive officers and directors as a group (6), (7) and (9)-(15)	2,752,651	20.7%
________________________

*      Represents less than 1% of the outstanding shares of our common stock.

(1)	Percentages are based on 12,317,992 shares of common stock issued and outstanding as of April 14, 2007.

(2)
Based on information provided in Schedule 13G filed on January 31, 2005. Mr. Perelman’s address is 35 East 62nd Street, New York, New York 10021. Mr. Perelman is the sole stockholder of MacAndrews & Forbes Holdings Inc.

(3)
Based on information provided in Schedule 13G filed on February 11, 2005. The Wasserstein entities include WPPN, LP, Wasserstein SBIC Ventures II, L.P., WV II Employee Partners, LLC, and BW Employee Holdings, LLC. The address of the Wasserstein entities is 1301 Avenue of the Americas, 44th Floor, New York, New York 10019. Bruce Wasserstein may be deemed to have beneficial ownership of the shares owned by the Wasserstein entities. However, Mr. Wasserstein disclaims beneficial ownership of these shares except for his pecuniary interest in 29,446 shares. The Wasserstein entities’ ownership is as follows: (i) 918,801 shares of our common stock which are owned by WPPN, LP, the general partner of which is Cypress Management Partners, LLC, the sole member of which is Cypress Capital Assets, LP, the general partner of which is Cypress Capital Advisors, LLC, an entity that may be deemed controlled by Bruce Wasserstein; (ii) 829,104 shares of our common stock which are owned by Wasserstein SBIC Ventures II, L.P., the general partner of which is Wasserstein Levered Venture Partners II, LLC, the sole member of which is Wasserstein Investments LLC, the sole member of which is Wasserstein Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein; (iii) 5,388 shares of our common stock which are owned by WV II Employee Partners, LLC, the managing member of which is Wasserstein & Co., L.P., an entity controlled by Wasserstein Investments, LLC, the sole member of which is Wasserstein Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein; and (iv) 175,271 shares of our common stock which are owned by BW Employee Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein.

(4)	The same shares listed as beneficially owned by WPPN, LP are also included in the shares listed as beneficially owned by the Wasserstein entities (See Note 2 above).

(5)	The same shares listed as beneficially owned by Wasserstein SBIC Ventures II, L.P. are also included in the shares listed as beneficially owned by the Wasserstein entities (See Note 2 above).

(6)
Dr. Rose’s address is 35 East 62nd Street, New York, New York 10021. The shares identified as being beneficially owned by Dr. Rose include 163,375 shares issuable upon exercise of options granted under the 2000 and 2004 Plans. Does not include 36,460 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(7)
Mr. Ziebold’s address is 1301 Avenue of the Americas, 44th Floor, New York, New York 10019. The shares identified as being beneficially owned by Mr. Ziebold include 829,104 shares that Mr. Ziebold, as president of Wasserstein Levered Venture Partners II, LLC, the general partner of Wasserstein SBIC Ventures II, L.P., may be deemed to beneficially own and as to which Mr. Ziebold disclaims beneficial ownership; and 27,348 shares issuable upon exercise of options granted under the 2000 and 2004 Plans. The shares identified as being beneficially owned by Mr. Ziebold do not include 5,388 shares owned by WV II Employee Partners, LLC, an employee investment vehicle in which Mr. Ziebold is a participant and as to which Mr. Ziebold disclaims beneficial ownership. Does not include 3,334 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(8)
Mr. Drapkin’s address is 35 East 62nd Street, New York, New York 10021. The shares identified as being beneficially owned by Mr. Drapkin include 509,922 shares owned by a charitable foundation which Mr. Drapkin serves as a director and 149,170 shares issuable upon exercise of options granted under the 2000 and 2004 Plans. Does not include 36,460 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(9)
Mr. Barta’s address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Barta include 421,035 shares issuable upon exercise of options granted under the 2000 and 2004 Plans. Does not include 88,582 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(10)
Mr. Centella’s address is 3331 N. Ridge Ave, Arlington Heights, IL 60004. The shares identified as being beneficially owned by Mr. Centella include 21,666 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 3,334 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(11)
Mr. Davis’ address is 5850 Canoga Ave, #315, Woodland Hills, CA 91367. The shares identified as being beneficially owned by Mr. Davis include 35,508 shares issuable upon exercise of warrants originally issued to The Shemano Group, Inc. in connection with our initial public offering and transferred to Mr. Davis; and 18,332 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 6,668 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(12)
Mr. Fox’s address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Fox include 250,332 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 231,668 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(13)
Mr. Lerner’s address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Lerner’s include 20,000 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 20,000 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(14)
Dr. Salick’s address is 8900 Wilshire Boulevard Beverly Hills, CA 90211. The shares identified as being beneficially owned by Dr. Salick include 21,166 shares issuable upon the exercise of options granted under the 2004 Plan. Does not include 3,334 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(15)
Ms. Slotkin’s address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Ms. Slotkin include 68,142 shares owned by her husband and include 5,000 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 10,000 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RELATIONSHIPS

Compensation Committee Interlocks and Insider Participation

As of December 31, 2006, the Compensation Committee of the Board of Directors consisted of W. Townsend Ziebold, Jr. (Chairman), Bernard Salick, M.D. and Lawrence J. Centella, each of whom is a non-employee director. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Employment Agreements

Agreement with Mr. William J. Fox

William J. Fox is serving as our Executive Chairman under a written employment agreement with us effective as of July 1, 2006, for a term of two years ending on June 30, 2008 (the “Initial Term”). After the Initial Term, the Employment Agreement will automatically be extended for one or more additional annual periods unless Mr. Fox or the Company gives the other party written notice at least 60 days prior to the end of the Initial Term or any extension thereof (the “Term”) of such party’s election not to renew the Employment Agreement. The Employment Agreement provides that Mr. Fox will receive a starting base salary of $277,500 per year (subject to annual adjustment beginning with July 1, 2007, based on the New York area Consumer Price Index), and will be eligible to receive an annual bonus based on the extent to which individual and Company-wide performance goals established by the Board of Directors for each year have been met. With respect to the initial year of the Term, our Compensation Committee will determine, on a discretionary basis, whether such performance goals have been satisfied and whether, and to what extent, we will award a bonus to Mr. Fox. Pursuant to the Employment Agreement, on August 2, 2006, the Company granted Mr. Fox an option to purchase 450,000 shares of the Company’s common stock at an exercise price equal to $1.36 per share (the closing share price of the common stock on the AMEX as of the date of grant) pursuant to the Company’s 2004 Stock Incentive Plan and a Non-Qualified Stock Option Agreement (the “Option Agreement”). Pursuant to the Option Agreement, the option vests in equal quarterly installments of 56,250 shares each beginning on September 30, 2006 until the option fully vests on June 30, 2008, subject to certain conditions.

Mr. Fox’s Employment Agreement provides, among other things, that if his employment is terminated by him or the Company prior to the end of the Term for any reason or upon nonrenewal of the Employment Agreement by either party, he is entitled to (i) any accrued but unpaid base salary; (ii) any performance bonus not yet paid for the year of termination; (iii) any vacation accrued to the date of termination; (iv) any accrued but unpaid business expenses or monthly cash payments; and (v) any benefits he may be entitled to receive under the Option Agreement or any other plans or programs referred to in the Employment Agreement. If Mr. Fox is terminated by the Company “without cause” or Mr. Fox leaves the Company for “good reason” (in each case as defined in the Employment Agreement) or the Company gives written notice of its election not to renew the Employment Agreement, then, among other things, he would be entitled to receive (i) a prorated portion of the performance bonus, if any, for the year of termination; and (ii) his base salary for a period of twelve months after termination.

Agreement with Mr. Norman J. Barta

Norman J. Barta is serving as our president and chief executive officer under a written employment agreement with us. This agreement, as amended to date, has a term that expires on June 30, 2007. This agreement provides Mr. Barta with an annual base salary since July 31, 2004 of $285,000. During each year that Mr. Barta is employed with us, our compensation committee will review Mr. Barta’s performance and determine, in its sole discretion, whether to further increase Mr. Barta’s annual base salary.

We have agreed to pay Mr. Barta a bonus equal to 10% of his salary at the time each of the following six milestones is achieved: (1) the OLpūr MD190 hemodiafiltration device or a related device is deemed ready to enter a clinical trial by the FDA or an analogous body outside of the United States in a region where there exists significant market opportunity for the sale of the device; (2) the completion of a clinical trial of the device in such a region; (3) the first regulatory approval of the device in such a region; (4) a second hemodiafiltration device is deemed ready to enter a clinical trial by the FDA or an analogous body outside of the United States in a region where there exists significant market opportunity for the sale of such device; (5) the completion of the clinical trial of the second device in such a region; and (6) the first regulatory approval of the second device in such region. To date, milestones (1) through (4) have been achieved. The agreement provides that after July 2004, additional realistic milestones will be set for each year, with the total potential payment for these additional milestones, if achieved, each year equaling at least 20% of Mr. Barta’s annual base salary as of the date the milestones are set.

Pursuant to the employment agreement, our Compensation Committee established the following two additional milestones during 2005, the achievement of each of which will trigger a bonus equal to 10% of Mr. Barta’s current base salary: (a) achieving certain levels of Net Revenues for the six months ending June 30, 2005; and (b) maintaining a certain level of contribution margins over the same time period. We have also agreed to pay to Mr. Barta a bonus of one percent of the license fee or technology access fee not tied directly to sales or expressed as a percentage of receipts or by reference to units produced which is paid to us with respect to any consummated licensing agreement of the ESRD therapy machines or dialyzer technology devices, subject to a maximum bonus of $500,000 per license agreement (including renewals and amendments) and to an aggregate maximum of $2,000,000. Also, pursuant to such agreement, the Company’s Compensation Committee has established the following milestones for the year ending June 30, 2006. Mr. Barta may earn a cash bonus of up to $28,500 (plus up to $14,240, payable in common stock of the Company) upon achieving certain sales and EBITDA targets. In addition, Mr. Barta may earn a cash bonus of up to $28,500 for successful achievement, as determined by the Board, of the following goals, in part or in full: acquisition/licensing of mid-dilution filter, H2H or similar; development of water filtration business; development of other products; new intellectual property filings; sales leadership improvements; and completion of UK clinical trials. Our Compensation Committee has not set any additional milestones for 2007 but plans to determine, on a discretionary basis, whether, and to what extent, we will award a bonus to Mr. Barta.

Mr. Barta’s employment agreement provides that upon termination by us for cause, as defined in the agreement, death or disability, we will pay to him only the base salary and any milestone bonuses due and payable under the terms of the agreement through the date of termination and those that become due and payable within 90 days of that date. If we terminate Mr. Barta for any other reason, Mr. Barta will be entitled to (1) any accrued but unpaid base salary for services rendered through the date of termination; (2) any unpaid milestone bonuses due and payable on or prior to the date of termination or within 90 days thereafter; (3) any unpaid licensing bonuses due and payable on or prior to the date of termination or in respect of licenses consummated during the 90 days following the date of termination; and (4) the continued payment of the base salary (in the amount as of the date of termination) for the remainder of the term (to be paid at the times such base salary would have been paid had his employment not been terminated).

Agreement with Mr. Mark W. Lerner

Mr. Lerner began serving as our chief financial officer on March 6, 2006, pursuant to a letter agreement dated as of March 3, 2006. Mr. Lerner’s initial annual base salary is $175,000. Mr. Lerner also received an option to purchase 40,000 shares of our common stock under our 2004 Equity Incentive Plan. One-quarter of the option vested on the grant date and the remainder of the option will vest in three equal annual installments of 10,000 shares beginning on the anniversary of the grant date. In addition, Mr. Lerner may be awarded a bonus based on performance. Mr. Lerner’s agreement provides that upon termination by us for cause (as defined in the agreement), death or disability or by his voluntary resignation or retirement, we shall pay him only his accrued but unpaid base salary for services rendered through the date of termination. If we terminate Mr. Lerner’s employment for any other reason, then he shall be entitled to: (1) any accrued but unpaid base salary for services rendered through the date of termination; and (2) the continued payment of his base salary, in the amount as of the date of termination, for ninety (90) days subsequent to the termination date, such payments to be made at the times such base salary would have been paid had his employment not been terminated.

CERTAIN TRANSACTIONS

Columbia University

The Lead Director of our Board is currently on leave from his position as the Chairman of Columbia University’s Department of Surgery. We license the right to use approximately 2,788 square feet of office space from the Trustees of Columbia University. The term of the license agreement is for one year through September 25, 2007 at a monthly cost of $11,965, including monthly internet access. We do not currently have any other material relationship with Columbia University.

OTHER MATTERS

People with disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend the meeting. Please call or write the Chief Financial Officer at least two weeks before the meeting at our principal executive offices.

How we solicit proxies

In addition to mailing, our employees may solicit proxies personally, electronically, or by telephone. We will pay the costs of soliciting this proxy.

Stockholder Proposals

The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for our next annual meeting is January 1, 2008. Such proposals must comply with our By-Laws and the requirements of Regulation 14A of the Exchange Act. To be properly submitted, the proposal must be received at our principal executive offices, 3960 Broadway, New York, New York 10032, no later than the deadline. In order to avoid controversy, stockholders should submit any proposals by means, including electronic means, which permit them to prove the date of delivery.

In addition, Rule 14a-4 of the Exchange Act governs the use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in this proxy statement. With respect to our next annual meeting of stockholders, if we are not provided notice of a stockholder proposal prior to March 24, 2008, we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

If the Board changes the date of next year’s annual meeting by more than 30 days, the Board will, in a timely manner, inform the stockholders of such a change and the effect of such a change on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-QSB, or if that is impracticable, then by any means reasonably calculated to inform the stockholders.

Other Matters

     The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with regard to those matters in accordance with their best judgment.

Questions?

If you have questions or need more information about the annual meeting, write to:

Investor Relations
Nephros, Inc.
3960 Broadway
New York, NY 10032
Attn: Chief Financial Officer

or call us at:

(212) 781-5113

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE BOARD URGES YOU TO
COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN
THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2007

     The undersigned hereby constitutes and appoints Norman J. Barta and Mark W. Lerner, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of NEPHROS, INC. (“Nephros”), to be held on May 22, 2007, and at any adjournment or postponement thereof. This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted: FOR Proposal 1, the election of the director nominees named herein; FOR Proposal 2, ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as Nephros’ independent registered public accounting firm for the fiscal year ending December 31, 2007; FOR Proposal 3, approval of the potential issuance of common shares upon conversion of certain notes and exercise of certain warrants; FOR Proposal 4, approval of the amendment to Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock; FOR Proposal 5, approval of an amendment to the Nephros, Inc. 2004 Stock Incentive Plan; FOR Proposal 6, approval of the amendment to Fourth Amended and Restated Certificate of Incorporation to repeal a restriction on stockholder action without a meeting; and as to all other matters which may come before the meeting, in accordance with the judgment of the persons named as proxies herein.

     PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)

The undersigned hereby directs this proxy to be voted as follows:
PLEASE MARK YOUR VOTES IN THE
FOLLOWING MANNER, USING DARK INK
ONLY:    ☒

	FOR ALL	WITHHOLD
	NOMINEES	ALL
	(except as written to	NOMINEES
the contrary below)
Proposal 1: Election of Directors.
Nominees: Norman J. Barta	☐	☐
Lawrence J. Centella
Eric A. Rose
FOR, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN

Proposal 2: To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐

Proposal 3: To approve the potential issuance of the Company’s common stock upon conversion of certain Notes and exercise of certain Warrants.	☐	☐	☐

Proposal 4: To approve an amendment to the Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.	☐	☐	☐

Proposal 5: To approve an amendment to the Nephros, Inc. 2004 Stock Incentive Plan.	☐	☐	☐

Proposal 6: To approve an amendment to the Fourth Amended and Restated Certificate of Incorporation to repeal a restriction on stockholder action without a meeting	☐	☐	☐

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

I plan to attend the meeting ☐

I do not plan to attend the meeting ☐

Dated:                    , 2007.

Signature(s):	____________________

     This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate; if shares are held by joint tenants or as community property, both stockholders should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.